NOTICE OF ANNUAL MEETING AND PROXY STATEMENT





                    [PCD LOGO APPEARS HERE]









Dear Stockholder:

   You are invited to attend the 1999 annual meeting of stockholders of PCD Inc. This year the annual meeting will be held at PCD's headquarters, 2 Technology Drive, Centennial Park,
Peabody, MA 01960-7977, on Friday, May 7, 1999, at 10:00 a.m.,
local time.

   The attached notice and proxy statement describe the business to be conducted at the meeting, including the election of two directors. Nominees for three-year terms on our Board are Mr.
John L. Dwight, Jr. and Mr. Theodore C. York.

   Please carefully read the descriptions included in the Proxy
Statement before completing, signing and returning the accompanying proxy in the postage paid envelope provided for that purpose.

   Thank you for your prompt attention to these important matters.




                                        Very truly yours,

                                        /s/ John L. Dwight Jr.

                                        John L. Dwight, Jr.
                                        Chairman of the Board

                     [PCD LOGO APPEARS HERE]





             NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                    To Be Held On May 7, 1999


To the Stockholders of
PCD Inc.:


   Notice is hereby given that the annual meeting of the stockholders of PCD Inc., a Massachusetts corporation, will be held at PCD's Headquarters, 2 Technology Drive, Centennial Park, Peabody, MA 01960-7977, on Friday, May 7 1999, at 10:00 a.m.,
local time, for the purpose of considering and acting upon the following:

     1. The election of two members of the Board of Directors for a three-year term.

     2. Such other matters as may properly come before the meeting and any adjournments thereof.

   The Board of Directors has fixed the close of business on February 26, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and any adjournments thereof.


                                 By order of the Board of Directors
                                 PCD Inc.


                                 /s/ John L. Dwight, Jr.

                                 John L. Dwight, Jr.
                                 Chairman of the Board

Peabody, Massachusetts
April 2, 1999

                             PCD Inc.
                        2 Technology Drive
                         Centennial Park
                      Peabody, MA 01960-7977

            ----------------------------------------
                         PROXY STATEMENT
            ----------------------------------------


FOR THE ANNUAL MEETING OF THE STOCKHOLDERS TO BE HELD MAY 7, 1999

   THIS PROXY STATEMENT IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE BOARD OF DIRECTORS OF PCD INC. (THE "COMPANY"). Such proxies will be voted at the annual meeting of stockholders of the Company to be held on Friday, May 7, 1999, and any adjournments or postponements thereof (the "Annual Meeting"), at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders dated April 2, 1999. The address of the Company's principal executive office is 2 Technology Drive, Centennial Park, Peabody, MA 01960-7977. The approximate date on which this Proxy Statement and the enclosed form of proxy are first sent or given to stockholders is April 2, 1999. Stockholders of record at the close of business on February 26, 1999 (the record date) are entitled to notice of and to vote at said meeting and any adjournments or postponements thereof, each share being entitled to one vote.

   On February 26, 1999 the Company had 8,441,182 outstanding shares of common stock ("Common Stock"), $0.01 par value, constituting the only class of voting securities of the Company.
 A majority of the shares entitled to vote and either present in person or represented by a properly signed and returned proxy will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions are counted as present for purposes of determining the existence of a quorum and have no effect on the outcome of the election of directors.

   Under the rules of the National Association of Securities Dealers ("NASD") that govern brokers using the Nasdaq National Market, brokers who hold shares in street name generally do not have the authority to vote on any items unless they have received instructions from beneficial owners. If the broker is also a member of a national securities exchange, however, NASD rules permit the broker to vote shares held in street name in accordance with the rules of the exchange. Under the rules of the New York Stock Exchange, a broker who does not receive instructions is entitled to vote on the election of directors.

   When a broker returns a proxy card but indicates that the broker does not have discretionary voting power and is not entitled to vote with respect to a certain proposal, this results in what is known as a "broker non-vote" on such proposal. In the event of a broker non-vote with respect to any proposal coming before the Annual Meeting, the proxy will be counted as present for purposes of determining the existence of a quorum, but the shares covered by the broker non-vote will not be considered voted or entitled to vote as to that proposal. Brokers generally have discretionary voting power and are entitled to vote in the election of directors, and, accordingly, there are generally no broker non-votes on a director election proposal. A broker non-vote would have no effect on the outcome of the election of directors.

   With regard to the election of directors, under Massachusetts law and the Company's by-laws, each nominee for election as a director shall be elected if he or she receives the affirmative vote of a plurality of the votes cast by stockholders entitled to vote and either present in person or represented by proxy at the Annual Meeting. Votes may be cast in favor of or withheld from the nominees; votes that are withheld will be excluded entirely from the vote and will have no effect. Stockholders are not entitled to cumulative voting in the election of directors.

Any proxy given pursuant to this solicitation may be revoked in writing by the person giving it at any time before it is exercised. Under the laws of the Commonwealth of Massachusetts, attendance at the Annual Meeting by a stockholder who has given a proxy does not have the effect of revoking such proxy unless the stockholder files at any time prior to the voting of the proxy a written notice of revocation with the corporate Clerk at the Company's principal executive offices set forth above or at the Annual Meeting. The timely filing of a duly executed proxy bearing a later date or the voting of the shares subject to the proxy by written ballot cast at the Annual Meeting constitutes such a notice of revocation. All shares represented by valid proxies received by the Board of Directors pursuant to this solicitation in time to be voted and not revoked will be voted. If the proxy indicates a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the direction made therein. Except as set forth above with respect to brokers, IF NO DIRECTION IS MADE, THE SHARES WILL BE VOTED AS TO EACH PROPOSAL IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.


                      I. ELECTION OF DIRECTORS

NOMINEES AND CONTINUING DIRECTORS

   The Company's by-laws provide that the number of directors shall not be less than the minimum number of individuals permitted by law and shall be determined from time to time by majority vote of the Board of Directors. In accordance with the by-laws, the Board of Directors has fixed the number of directors at five. The Board is divided into three classes, with the terms of office of each class ending in successive years. Two directors of the Company are to be elected at the annual meeting, to hold office, subject to the by-laws, until the annual meeting of stockholders in 2002 or until their respective successors have been elected and qualified. Certain information with respect to the nominees for election as directors proposed by the Company and the other directors whose terms of office as directors will continue after the annual meeting is set forth below. Should a nominee be unable or unwilling to serve (which is not expected), the proxies (except proxies marked to the contrary) will be voted for such other person as the Board of Directors of the Company may recommend.

Nominees, Age, Principal Occupation or Position,                  Served as
 Other Directorships                                          Director Since
   TO CONTINUE IN OFFICE UNTIL 2002
   John L. Dwight, Jr., 54 .......................................    1980
   Chairman, Chief Executive Officer and President of the Company

   Theodore C. York, 56 ..........................................    1994
   President, Highland Group

Continuing Directors, Age,
 Principal Occupation or Position, Other Directorships

   TO CONTINUE IN OFFICE UNTIL 2001
   C. Wayne Griffith, 65..........................................    1980
   Senior Executive Vice President, Kessler Financial Services

   John E. Stuart, 57.............................................    1998
   Director of Marketing and Communications, Europay International

   TO CONTINUE IN OFFICE UNTIL 2000
   Harold F. Faught, 74...........................................    1983
   Consultant

   Mr. Dwight has served as Chairman of the Board, Chief Executive Officer, President and a director of the Company since November 1980, when Mr. Dwight purchased a controlling interest in PCD. Mr. Dwight was previously Vice President - International of Burndy Company, an electronic connector manufacturer. Mr. Dwight has over 25 years of management and operating experience in the connector industry.

   Mr. York has served as a director of the Company since 1994. Mr. York has been President of the Highland Group, a consulting firm, since February 1997. From 1995 through February 1997, Mr. York was President of Saber Equipment Corporation, a petrochemical equipment company. On February 14, 1997, Saber Equipment Corporation filed a Chapter 11 bankruptcy petition, which, at Saber's request, was converted into a Chapter 7 bankruptcy proceeding on February 24, 1997. A trustee was appointed by the bankruptcy court. The trustee retained Mr. York as a consultant and the sale of Saber's assets was concluded in July 1997. From 1984 to 1994, Mr. York was President of Burndy Corporation. From 1992 to 1994, he was also Executive Vice President of Framatome Connectors International, a manufacturer of electrical and electronic connectors and tools. Mr. York is also a director of Robroy Industries, Inc.

   Mr. Griffith has served as a director of the Company since
1980.  Mr. Griffith is Senior Executive Vice President of Kessler
Financial Services and has held that position since 1994.
Previously, he held the positions of Chairman, Chief Executive
Officer and President of Digitec, Inc. and Chairman, Chief
Executive Officer and President of Xylogics, Inc.

   Mr. Stuart has served as a director of the Company since 1998. Mr. Stuart is the General Manager - Communications and has served on the Executive Committee of Europay International since 1997. From 1995 to 1997, Mr. Stuart was Senior Vice President - Business Development for Rural/Metro Corporation. Previously, Mr. Stuart was employed with American Express for 15 years in the Europe/Middle East/Africa (EMEA) Region where he served as General Manager of Northern Europe, President and General Manager of the United Kingdom and Ireland, and as Senior Vice President of Marketing for EMEA region.

   Mr. Faught has served as a director of the Company since 1983.
From 1973 to 1993, when he retired, Mr. Faught served as an officer, most recently Senior Vice President - Technology, of
Emerson Electric Co. Since retiring, he has served in a consulting capacity to Emerson.

   Although the Board of Directors contemplates that each of the nominees for election as directors will be able to serve, if a vacancy in the original slate of nominees is occasioned by death or other unexpected occurrence, shares represented by proxies (except proxies marked to the contrary) shall be voted for the election of such other nominee as may be designated by the Board of Directors.

THE BOARD OF DIRECTORS AND COMMITTEES

   There were five meetings of the Board of Directors during 1998. All of the members of the Board of Directors attended all of the meetings of the Board and the committees on which they served. Directors who are employees of the Company do not receive any compensation for service as director. Each non-employee director is currently paid $750 for each Board meeting or committee meeting attended (except for those committee meetings held immediately in advance of a Board meeting) plus an annual retainer fee in the amount of $5,000. For 1998, Mr. Faught received a total of $8,750 for his services, Mr. Griffith received $8,750 for his services, Mr. Stuart received $7,250 for his services and Mr. York received $9,500 for his services.

   The 1996 Eligible Directors Stock Plan of the Company (the "Directors Stock Plan") was approved by the Board of Directors on January 30, 1996 and thereafter by the Company's stockholders. Under the Directors Stock Plan, commencing with the 1997 annual meeting of stockholders, each director who is not an officer or employee of the Company or any subsidiary of the Company (an "Outside Director") who has not previously been granted an option to purchase shares of Common Stock will be granted, on the thirtieth day after such meeting or any subsequent annual meeting of stockholders, an option to purchase 3,000 shares of Common Stock at an exercise price equal to the fair market value on the date of grant. In addition, on the thirtieth day after re-election, commencing with the 1997 annual meeting of stockholders, each Outside Director will be granted an option at each annual meeting of the stockholders to purchase 1,500 shares of Common Stock at an exercise price equal to the fair market value on the date of grant. A total of 36,000 shares of Common Stock are available for awards under the Directors Stock Plan.
On February 7, 1997, the Board of Directors amended the Directors Stock Plan to allow for each option to vest six months after, and expire 10 years from, the date of grant of such option. No options may be granted under the Directors Stock Plan after January 29, 2006. A total of 22,500 shares remain available for grant pursuant to the Directors Stock Plan.

   The Board of Directors has two standing committees: the Audit Committee and the Compensation Committee. The Audit Committee reviews the Company's accounting practices, internal accounting controls and financial results and oversees the engagement of the Company's independent auditors. The members of the Audit Committee are Mr. Stuart and Mr. York. The Compensation Committee reviews and recommends to the Board of Directors the salaries, bonuses and other forms of compensation for executive officers of the Company and administers various compensation and benefit plans, including the 1992 Stock Option Plan, the 1996 Stock Plan and the 1998 Employee Stock Purchase Plan. The members of the Company's Compensation Committee are Mr. Faught and Mr. Griffith.

   None of the members of the Audit Committee or the Compensation
Committee is a past or current officer or employee of the Company. The Board of Directors does not maintain a nominating committee or a committee performing similar functions.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The members of the Company's Compensation Committee are Mr. Faught and Mr. Griffith. Except for Mr. Dwight, the Company's Chairman of the Board, Chief Executive Officer and President, no officer or employee of the Company has participated in deliberations of the Board of Directors concerning executive officer compensation. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

EXECUTIVE COMPENSATION

                  REPORT OF THE COMPENSATION COMMITTEE

INTRODUCTION

   The following report is provided by the Compensation Committee (the "Committee") of the Board of Directors. The Committee supervises the Company's Executive Compensation Program and is directly responsible for compensation actions affecting the Chairman, President and Chief Executive Officer (the "Chief Executive Officer"), other executive officers and other senior executives of the Company. The Committee, which consists entirely of non-employee directors, met one time in 1998.

Executive Compensation Philosophy

   The Company's Executive Compensation Program (the "Program") is designed and administered to relate executive compensation to four basic objectives:

     COMPETITIVE POSITION: The Program is designed to pay competitive compensation so the Company can attract and retain highly qualified executives. To assist it in determining competitive compensation practices, the Committee frequently utilizes information about compensation levels of other companies (including some, but not all, of the companies that comprise the performance graph peer group described below), including information provided by qualified independent surveys.

     COMPANY PERFORMANCE: The Program is designed to reflect the overall performance of the Company, with appropriate consideration of conditions that exist in the industry. In determining compensation levels and compensation changes, the Committee considers the Company's overall performance in meeting both short-term and long-term objectives. The

     Committee considers achievement of operating objectives in areas such as sales, earnings, entered orders and cash management, as well as progress toward long-term strategic objectives.

     STOCKHOLDER RETURN: The Program has been designed to establish a direct link between the interests of the Company's executives and its stockholders by allocating a portion of senior management compensation to stock option plans.

     INDIVIDUAL PERFORMANCE: In addition to the above factors, the Committee considers the executive's individual performance and contributions to the Company's results in determining appropriate compensation levels.


THE EXECUTIVE COMPENSATION PROGRAM

   Three general components of executive compensation are used to achieve the principles set forth above: base salary, a management incentive plan and a long-term incentive plan. PCD's Chief Executive Officer, Mr. Dwight, is evaluated and his compensation administered in the same general fashion as the other executive officers.

     BASE SALARY: The base salary of each executive officer is reviewed annually by the Committee. Salary changes reflect the overall performance of the Company, pay competitiveness and the individual's performance. The targeted percentage of cash compensation represented by base salary varies based on the level of the position, with a target of approximately 60% for the Chief Executive Officer and approximately 70% for the other executive officers. 1998 base salaries for the Chief Executive Officer and the other four most highly paid executive officers are shown in the summary compensation table below. Effective January 1, 1999, Mr. Dwight's annual base salary was increased 5% to $231,413. In setting Mr. Dwight's base salary, the committee took into account his leadership and direct contributions to the Company which resulted in the Company's financial performance for the year ended 1998.

     ANNUAL MANAGEMENT INCENTIVE PLAN: The Company's Chief Executive Officer and other executive officers are eligible for annual cash bonuses. Payments of bonuses are based upon achievement of specified financial objectives determined by the Board of Directors at the beginning of each year. Financial objectives are based on the Company's budget and results of operations. Mr. Dwight's bonus was determined by comparing PCD's financial results to the financial goals described above. Mr. Dwight was awarded a cash bonus of $30,000, which was equal to 13.6% of his base salary for 1998.

     LONG-TERM INCENTIVE PLAN: To ensure that management's interests are closely tied to stockholder return, a portion of senior executive total compensation is provided through stock-based, long-term incentive plans. To place emphasis on stockholder return, the Company has implemented two stock option plans, the 1992 Stock Option Plan and the 1996 Stock Plan. Both plans provide for the award of incentive stock options and non-qualified stock options. No further shares are available for grant pursuant to the 1992 Stock Option Plan. Awards to executive officers under these plans are included in the accompanying tables.

   The Company does not have an employment agreement with the Chief Executive Officer or any of its other executive officers providing for their employment for any specific term.

   No specific actions have been taken with respect to the $1 million compensation deduction limit under section 162(m) of the Internal Revenue Code because the Company's compensation levels have never exceeded the limits and are not expected to exceed the limit by a material amount over the next several years.

SUMMARY

   The Committee believes the Company's compensation program has been designed and managed by the Committee to directly link the compensation of the Company's executives to the performance of the Company, individual performance and stockholder return. The current levels of compensation for the Company's senior executives are generally below market levels for similar electronic connector companies. The Committee expects to address these compensation levels over time, consistent with Company and individual performance, and will continue to emphasize performance-based and stock-based compensation linking management and stockholder interests.

                                   By the Compensation Committee

                                   H.F. Faught
                                   C.W. Griffith


                  SUMMARY COMPENSATION TABLE

   The following table sets forth certain information regarding the Company's Chief Executive Officer and each of the other four most highly compensated executive officers during the year ended
December 31, 1998 (the "Named Executive Officers").

                                                               Long-Term
                                                            Compensation(2)
                                                            Number of Shares
                                                               Underlying
                                    Annual Compensation (1)      Options        All-Other
Name and Principal Position    Year Salary($)   Bonus($)(3)     Granted(#)   Compensation($)(4)
---------------------------    ---- ---------   ----------- --------------   ------------------
John L. Dwight, Jr...........  1998  $219,685    $ 30,000             -           $ 8,151
Chairman of the Board,         1997   204,068     100,000             -             8,189
  Chief Executive Officer      1996   188,313      80,000             -             7,712
  and President

Michael S. Cantor............  1998   128,041      52,100             -             9,410
Vice President and General     1997   122,000      39,500             -            10,125
  Manager, Industrial/         1996   116,019      48,000             -             8,787
  Avionics Division

Mary L. Mandarino............  1998   100,649      35,000             -            14,394
Chief Financial Officer,       1997    92,426      40,000             -            10,996
  Vice President, Finance      1996    84,584      32,000         5,000             7,850
  and Administration and
  Treasurer

Richard J. Mullin (5)........  1998   190,625      10,000             -            11,767
Vice President and President,  1997         -           -        50,000                 -
  Wells-CTI Division

Roddy J. Powers..............  1998   115,932      13,000            -             14,404
Vice President,                1997   111,833      39,500            -              7,694
  Operations                   1996   106,163      45,000            -              7,029
----------

(1) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted because such perquisites and other personal benefits constituted less than the lesser of $50,000 or ten percent of the total annual salary and bonus reported for the executive officer during the years reported.

(2) The Company did not grant any restricted stock awards or stock appreciation rights during the years reported. The Company does not have any "long-term incentive plan" within the meaning set forth in Item 402(a)(7) of Regulation S-K.

(3) The Company's officers are eligible for annual cash bonuses under the terms of the Company's Management Incentive Plan, adopted each year. Payments of bonuses are based upon achievement of specified individual and Company objectives determined by the Board of Directors at the beginning of each year. Bonus amounts for 1997 and 1996 have been restated to reflect the year in which such amounts were earned (instead of the year paid).

(4) Includes amounts awarded pursuant to the Company's 401(k) Salary Savings Plan, life insurance premium remainders and automobile allowances. For 1998, such amounts were, respectively, Mr. Dwight, $5,000, $504 and $2,647; Mr. Cantor, $5,000, $461 and $3,949; Ms. Mandarino, $4,522, $112
    and $9,760; Mr. Mullin, $2,500, $522, and $8,745; and Mr.
    Powers, $4,723, $327 and $9,354.

(5) Mr. Mullin joined the Company on December 26, 1997 following the acquisition of Wells Electronics, Inc.


     OPTION GRANTS IN THE LAST YEAR

   No stock options or stock appreciation rights were granted to the Named Executive Officers during 1998.

     Aggregated Option Exercises in Last Year

                             Shares Acquired    Value Realized
         Name                on Exercise (#)        ($)(1)
-----------------------      ---------------    --------------
John L. Dwight, Jr.....           10,000           $127,292
Michael S. Cantor......           25,000            479,167
Mary L. Mandarino......           17,000            267,708
Richard J. Mullin......                -                  -
Roddy J. Powers........           10,000            104,792
----------

(1) The values in this column are based on the last reported sale price of the Company's Common Stock on the Nasdaq
    National Market on the exercise date, less the respective option exercise price.


                        AGGREGATED YEAR-END OPTION VALUES

                       Number of Securities
                      Underlying Unexercised        Value of Unexercised
                           Options (#)           In-the-Money Options ($)(1)
                        at Fiscal Year End         at  Fiscal Year End
                    -------------------------    ---------------------------
Name:               Exercisable Unexercisable     Exercisable Unexercisable
-----               ----------- -------------     ----------- -------------
John L. Dwight, Jr.    42,000             -         $497,875    $       -
Michael S. Cantor..    45,000             -          533,438            -
Mary L. Mandarino..    64,750         1,250          726,854        1,250
Richard J. Mullin..    16,668        33,332                -            -
Roddy J. Powers....    76,600             -          908,029            -
----------

(1) Solely for purposes of this table, the values in these columns have been calculated on the basis of the price of $13.00 per share, the fair market value of the Common Stock on December 31, 1998, less the option exercise price. An "in-the-money" option is an option for which the exercise price is less than such fair market value.


                      PERFORMANCE GRAPH

   The graph set forth below provides comparisons of the quarterly change in the cumulative total shareholder return on PCD's Common Stock with the cumulative return of the Nasdaq Stock
Market and a Peer Group Index (see note (3) below) from March 26,
1996 (the effective date of PCD's initial public offering) through December 31, 1998.

             [STOCK PERFORMANCE GRAPH APPEARS HERE]

       COMPARISON OF CUMULATIVE TOTAL RETURN (1)
                                           CRSP
Measurement Period                     Total Return       Peer
Fiscal Quarter Covered)  PCD Inc.  Index for Nasdaq(2)  Group(3)
-----------------------  -------   -------------------  --------
As at 3/26/96.....         100            100              100
QE - 3/96.........         108            101               99
QE - 6/96.........         120            110               97
QE - 9/96.........         109            113              108
QE - 12/96........         118            115              106
QE - 3/97.........         143            113              101
QE - 6/97.........         150            133              121
QE - 9/97.........         223            155              141
QE - 12/97........         214            146              129
QE - 3/98.........         186            170              132
QE - 6/98.........         164            176              106
QE - 9/98.........         114            152               96
QE - 12/98........         118            205              114

----------
(1) Assumes $100 invested on March 26, 1996 in PCD Common Stock, the Nasdaq Stock Market and the Peer Group Index, as defined below in footnote (3), and the reinvestment of all dividends.

(2)  Cumulative returns are calculated using data from the Nasdaq
    Stock Market Total Return Index, maintained by the Center for
    Research in Security Prices (CRSP) at the University of
    Chicago.

(3) The Peer Group is comprised of all independent "electronic connector" companies which are traded on the New York Stock Exchange or listed by The Nasdaq Stock Market (six companies excluding PCD). The electronic connector companies are:
    Amphenol Company; AMP Incorporated; Methode Electronics, Inc.; Molex Inc.; Robinson Nugent, Inc.; and Thomas & Betts Company. The Peer Group's total return has been recalculated back to March 26, 1996 so as to exclude Berg Electronics, Inc., which is no longer listed on the New York Stock Exchange and is not listed by the Nasdaq Stock Market.

SECURITY OWNERSHIP OF MANAGEMENT

   The following table sets forth as of February 26, 1999, certain information with respect to the security ownership of the Common Stock by officers and directors of the Company:

                                     Amount and Nature
                                       of Beneficial
                                       Ownership (1)       Percent
Directors and Executive Officers     -----------------    -------
--------------------------------
John L. Dwight, Jr. (2).............      924,000          10.9%
Harold F. Faught (3)................        3,000             *
C. Wayne Griffith (4)...............       83,800           1.0
John E. Stuart (5)..................        8,000             *
Theodore C. York (6)................       39,000             *
Michael S. Cantor (7)...............       95,000           1.1
Jeffrey A. Farnsworth (8)...........      142,000           1.7
Mary L. Mandarino (9)...............       89,450           1.0
Richard J. Mullin (10)..............       18,018             *
Roddy J. Powers (11)................       91,000           1.1
All directors and executive officers
 as a group (10 persons)(12)........    1,493,268          16.8
----------
* Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the shares. Stock subject to options exercisable currently or within 60 days following February 26, 1999 are deemed outstanding for the purpose of completing the share ownership and percentage of the person holding such options, but are not deemed outstanding for the purpose of computing the percentage of any other person.

(2) John L. Dwight, Jr.'s beneficial ownership of Common Stock of the Company, consists of 908,500 shares over which he has both sole voting and dispositive powers and 15,500 shares (held by his child) over which he has shared voting and dispositive powers. Mr. Dwight disclaims beneficial ownership with respect to such 15,500 shares. Also includes 42,000 shares issuable upon exercise of stock options.

(3) Comprised of 3,000 shares issuable upon exercise of stock options.

(4) Includes 39,000 shares issuable upon exercise of stock options.

(5) Includes 3,000 shares issuable upon exercise of stock options.

(6) Comprised of 39,000 shares issuable upon exercise of stock options.

(7) Includes 45,000 shares issuable upon exercise of stock options.

(8) Includes 137,000 shares issuable upon exercise of stock options.

(9) Includes 64,750 shares issuable upon exercise of stock options.

(10) Includes 17,918 shares issuable upon exercise of stock options.

(11) Includes 76,600 shares issuable upon exercise of stock options.

(12) Includes 467,268 shares issuable upon exercise of stock options.



                       PRINCIPAL STOCKHOLDERS

   As of December 31, 1998, the only persons known to management to own beneficially 5% or more of the outstanding Common Stock of the Company are named below. The information in this table is based solely on Schedules 13G filed with the Securities and Exchange Commission by these persons.

                                           Amount and Nature of
Name and Address of Beneficial Owner     Beneficial Ownership (1)     Percent
------------------------------------     ------------------------     -------
Emerson Electric Co.................          2,068,080 (2)            24.1%
8000 West Florissant Avenue
St. Louis, MO  63136

John L. Dwight, Jr.................             924,000 (3)            10.9%
c/o PCD Inc.
2 Technology Drive
Centennial Park
Peabody, MA  01960-7977

Thomson Horstmann & Bryant Inc.....             766,000 (4)             9.1%
Park 80 West Plaza Two
Saddle Brook, NJ 07663

Wasatch Advisors, Inc..............             497,475 (5)             5.9%
150 Social Hall Avenue
Salt Lake City, UT 84111

SAFECO Asset Management Company....             495,500 (6)             5.9%
SAFECO Plaza
Seattle, WA 98185

Fleet Financial Group Inc..........             478,390 (7)             5.7%
One Federal Street
Boston, MA 02110
----------
(1)   Beneficial ownership is determined in accordance with the
    rules of the Securities and Exchange Commission and includes voting or investment power with respect to the shares.  Stock subject to options or warrants exercisable currently or
    within 60 days following December 31, 1998 are deemed
    outstanding for the purpose of completing the share ownership and percentage of the person holding such options, but are not deemed outstanding for the purpose of computing the
    percentage of any other person.

(2)   Includes 1,138,800 shares owned by Emerson Electric Co. and
    779,280 shares owned by its wholly-owned subsidiary, InnoVen
    III Company, and over which it has both sole voting and dispositive power. Also includes 150,000 shares issuable upon exercise of a warrant issued to Emerson in December
    1997.

(3) John L. Dwight, Jr.'s beneficial ownership of Common Stock of the Company consists of 908,500 shares over which he has both sole voting and dispositive powers and 15,500 shares
    (held by his child) over which he is deemed to have shared voting and dispositive powers. Mr. Dwight disclaims beneficial ownership with respect to such 15,500 shares. Also includes 42,000 shares issuable upon exercise of stock options.

(4)   Thomson Horstmann & Bryant Inc.'s beneficial ownership of
    Common Stock of the Company consists of 503,400 shares over which it has sole voting power and 10,400 shares over which it has shared voting power. Thomson Horstmann & Bryant, Inc.
    has sole dispositive power over all such shares. Shares of Common Stock beneficially owned by Thomson, Horstmann &
    Bryant, Inc. are owned by a variety of investment advisory clients of Thomson, Horstmann & Bryant, Inc. No such client is known to have an interest in more than 5% of the Common
    Stock.

(5)   Wasatch Advisors, Inc.'s beneficial ownership of Common
    Stock of the Company consists of 497,475 shares over which it has sole voting and dispositive power.

(6)   SAFECO Asset Management Company's beneficial ownership of
    Common Stock of the Company consists of 495,500 shares over which it has shared voting and dispositive power.

(7)   Fleet Financial Group, Inc.'s beneficial ownership of
    Common Stock of the Company consists of 476,170 shares over which it has sole voting power and 478,390 shares over which it has sole dispositive power.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own beneficially ten percent or more of any class of equity security in the Company to file with the Securities and Exchange
Commission initial reports of such ownership and reports of changes in such ownership. Such officers, directors and beneficial owners are required by Securities and Exchange
Commission regulations to furnish the Company with copies of all
Section 16(a) filings made by them.


   Based solely upon a review of the copies of such filings furnished to the Company and each executive officer's written representation that no Form 5 was required, the Company believes that during 1998, its executive officers, directors and ten percent or greater beneficial owners complied with all applicable
Section 16(a) filing requirements.

EMPLOYMENT AGREEMENTS

   In connection with the hiring of Richard J. Mullin as President of Wells-CTI, Inc. and Vice President of PCD Inc., the
Company entered into a letter agreement (the "Letter Agreement") with Mr. Mullin, effective December 26, 1997 describing the terms of Mr. Mullin's employment. Mr. Mullin's employment is on an "at will" basis, for no specific period. The Letter Agreement provides for a base salary, a bonus under the Company's
Management Incentive Plan, in each case subject to annual review by the Company's Compensation Committee, and an award of non-qualified options to purchase Common Stock. The Letter Agreement also provides that if Mr. Mullin's employment is terminated for reasons of performance or Company decision to eliminate the position for any reason, Mr. Mullin will receive a severance payment in an amount equal to one year's base pay, payable in semi-monthly installments. Mr. Mullin will not receive severance pay if he resigns or if his employment is terminated by the Company due to gross misconduct.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   On December 26, 1997, the Company entered into a Subordinated
Debenture and Warrant Purchase Agreement (the "Purchase
Agreement") with Emerson Electric Co. ("Emerson"), the Company's largest stockholder. Pursuant to the Purchase Agreement, the Company issued to Emerson a Subordinated Debenture (the
"Debenture") with a principal amount of $25 million at an annual rate of interest of 10% and a Common Stock Purchase Warrant (the
"Emerson Warrant") for the purchase of up to 525,000 shares of PCD Common Stock at a purchase price of $1.00 per share. On April
22, 1998, the Company repaid the entire outstanding principal amount of the Debenture using a portion of the proceeds of a public offering of its Common Stock. Prepayment of the principal amount under the Debenture was subject to a penalty, paid at the time of prepayment, in an amount equal to 3.25% of the principal sum prepaid. Because the Debenture was paid in full before

December 31, 1998, the Emerson Warrant is exercisable only to the extent of 150,000 shares of Common Stock. In connection with the Purchase Agreement, the Company granted registration rights to Emerson pursuant to a Registration Rights Agreement dated as of December 26, 1997.

   The Company has a policy that all material transactions between the Company and its officers, directors and other affiliates must (i) be approved by a majority of the members of the Company's Board of Directors and by a majority of the disinterested members of the Company's Board of Directors and
(ii) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties. In addition, this policy requires that any loans by the Company to its officers, directors or other affiliates be for bona fide business purposes only.




                  II. INDEPENDENT ACCOUNTANTS

   The Company has reaffirmed the selection of PricewaterhouseCoopers LLP as the independent accountants of the Company for 1999. PricewaterhouseCoopers LLP has no financial interest, direct or indirect, in the Company or any of its subsidiaries.

   A representative of PricewaterhouseCoopers LLP will attend the annual meeting with the opportunity to make a statement if he or she desires to do so and to answer questions that may be asked of him or her by the stockholders.


                  III. OTHER GOVERNANCE INFORMATION

   Any stockholder, whether of record or a beneficial owner, desiring to submit a proposal for consideration to appear in the Company's Proxy Statement for the annual meeting of stockholders of the Company to be held in 2000 shall submit such proposal, typewritten or printed, addressed to the Clerk of the Company on or before December 4, 1999. Such proposal must identify the name and address of the stockholder, the number of the Company's shares held of record or beneficially, the dates upon which the stockholder acquired such shares and documentary support for a claim of beneficial ownership. Proposals should be sent by certified mail - return receipt requested to the attention of the Clerk of the Company, PCD Inc., 2 Technology Drive, Centennial
Park, Peabody, MA 01960-7977.

   In addition to the foregoing procedure for inclusion of a
stockholder proposal in the Company's Proxy Statement, the
Company will consider other items of business and nominations for election as director of the Company that are properly brought before an annual meeting by a stockholder.  To be properly
brought before an annual meeting, items of business must be
appropriate subjects for stockholder consideration, timely notice thereof must be given in writing to the Clerk of the Company, and other applicable requirements must be met.  In general, such notice is timely if it is received at the principal executive offices of the Company at least 60 days in advance of the
anniversary date of the previous year's annual meeting (for the
2000 annual meeting, the deadline for receipt of such notice is
March 8, 2000), provided that if the annual meeting is to be held on a date prior to the anniversary date of the previous year's annual meeting and if less than 70 days notice is given of the date of the meeting, a stockholder will have 10 days from the notice of the date of the meeting to give notice of the proposals
for stockholder consideration.   The by-laws of the Company
specify the information to be included in the stockholder's
notice.

   Stockholders may nominate persons for election to the Board by complying with the notice provisions set forth in the by-laws.
In general, such notice is timely if it is received by the Clerk of the Company at least 60 days in advance of the anniversary date of the previous year's annual meeting (for the 2000 annual meeting, the deadline for receipt of such notice is March 8,
2000), provided that if the annual meeting is to be held on a date prior to the anniversary date of the previous year's annual meeting and if less than 70 days notice is given of the date of the meeting, a stockholder will have 10 days from the notice of the date of the meeting to give notice of the planned nomination.
 The by-laws of the Company specify the information to be included in the stockholder's notice of nomination.

   Interested stockholders can obtain full copies of the by-laws by making a written request therefor to the Clerk of the Company.


EXPENSES OF SOLICITATION

   All expenses of soliciting proxies will be paid by the Company. Proxies may be solicited personally, or by telephone, by employees of the Company, but the Company will not pay any compensation for such solicitations. The Company will reimburse brokers, banks and other persons holding shares in their names or in the names of nominees for their expenses for sending material to principals and obtaining their proxies.

ANNUAL REPORT ON FORM 10-K

   A copy of the Company's annual report on Form 10-K for the year ended December 31, 1998, as filed with the Securities and Exchange Commission, excluding exhibits thereto, may be obtained without charge by contacting Mary L. Mandarino, PCD Inc., 2
Technology Drive, Centennial Park, Peabody, Massachusetts 01960-
7977.


                                   The Board of Directors of
                                   PCD Inc.

                                   /s/ John L. Dwight, Jr.

                                   John L. Dwight, Jr.
                                   Chairman

Dated: April 2, 1999










APPENDIX A
FRONT OF PROXY CARD

                            PCD Inc.
                       2 Technology Drive
                         Centennial Park
                 Peabody, Massachusetts 01960-7977

          Annual Meeting of Stockholders - May 7, 1999
       Proxy Solicited on Behalf of the Board of Directors

The undersigned, revoking all prior proxies, hereby appoints John
L. Dwight, Jr., Mary L. Mandarino and David P. Horne as Proxies, with full power of substitution to each, to vote for and on behalf of the undersigned all shares of stock of PCD Inc. (the
"Company") which the undersigned may be entitled to vote at the 1999 Annual Meeting of Stockholders of PCD Inc. to be held at the offices of the Company, 2 Technology Drive, Centennial Park,
Peabody, Massachusetts 01960-7977, on Friday, May 7, 1999 at
10:00 a.m., and at any adjournment or adjournments thereof. The undersigned hereby directs the said proxies to vote in accordance with their judgement on any matters which may properly come before the Annual Meeting, all as indicated in the Notice of Annual Meeting, receipt of which is hereby acknowledged, and to act upon the following matters set forth in such notice as specified by the undersigned.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED
HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS
GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE
ENCLOSED ENVELOPE

Please sign exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign personally. Trustees, custodians, and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If the shareholder is a corporation, the signature should be that of an authorized officer who should indicate his or her title.

HAS YOUR ADDRESS CHANGED?               DO YOU HAVE ANY COMMENTS?

__________________________________      _________________________
__________________________________      _________________________
__________________________________      ________________________

BACK SIDE OF PROXY CARD

[X] PLEASE MARK VOTES
AS IN THIS EXAMPLE

                    FOR all
                    Except     Withhold     Nominees:
1. Election of                               John L. Dwight, Jr.
   Directors          [ ]         [ ]        Theodore C. York

Note: To withhold authority to vote for any individual nominee, strike a line through the name(s) of the nominee(s) in the line at right.

2. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting or at any adjournment(s) thereof.

Mark box at right if an address
change or comment has been noted                      [ ]
on the reverse of this card

RECORD DATE SHARES:
                                                      --------
Please be sure to sign and date this Proxy.           | Date |
--------------------------------------------------------------
|                                                            |
|                                                            |
------- Stockholder sign here --- Co-owner sign here ---------

DETACH CARD                                           DETACH CARD

                         PCD Inc.

Dear Stockholder,

Please take note of the important information enclosed with this Proxy Ballot. There are a number of issues related to the management and operation of your Corporation that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders, May 7, 1999.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

PCD Inc.

-9-


